EXHIBIT 99.1

Escalade Reports First Quarter 2025 Results

EVANSVILLE, IN, May 5, 2025 – Escalade, Inc. (NASDAQ: ESCA, or the “Company”), a leading manufacturer and distributor of sporting goods and indoor/outdoor recreational equipment, today announced results for the first quarter 2025.

FIRST QUARTER 2025 HIGHLIGHTS

(As compared to the first quarter 2024)

●	Net sales were $55.5 million compared to $57.3 million, a decrease of 3.2%
●	Operating income was $3.7 million compared to $3.1 million, an increase of 19.3%
●	Net income of $2.6 million, or $0.19 earnings per diluted share, compared to $1.8 million, or $0.13 earnings per diluted share, an increase in earnings per diluted share of 46.2%
●	EBITDA totaled $4.9 million compared to $4.4 million, an increase of 11.0%

For the three months ended March 31, 2025, Escalade posted net sales of $55.5 million, net income of $2.6 million and diluted earnings per share of $0.19.

Total net sales decreased 3.2% on a year-over-year basis in the first quarter, primarily due to softer demand for basketball and table tennis products, partially offset by an increase in demand for archery and safety products.

Escalade reported first quarter gross margin of 26.7%, an increase of 161 basis points versus the prior-year period, primarily driven by lower fixed costs and decreased inventory storage and handling costs.

Net income for the first quarter of 2025 was $2.6 million, or $0.19 diluted earnings per share, compared to net income of $1.8 million, or $0.13 diluted earnings per share, for the same quarter in 2024.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) increased $0.5 million to $4.9 million in the first quarter 2025, versus $4.4 million in the prior-year period.

During the first quarter of 2025, the Company generated $3.8 million in cash flow from operations, an increase of $3.8 million relative to the first quarter of last year. The improvement in cash flow from operations was primarily attributable to an increase in profitability and a reduction in cash flow used for working capital purposes.

Total debt at the end of the quarter was $23.8 million, down from $53.5 million at the end of the first quarter last year, and $25.6 million at the end of 2024.

As of March 31, 2025, the Company had total cash and equivalents of $2.2 million, together with $55.0 million of availability on its senior secured revolving credit facility maturing in 2027. At the end of the first quarter 2025, net debt (total debt less cash) was 0.8x trailing twelve-month EBITDA.

Escalade announced a quarterly dividend of $0.15 per share to be paid to all shareholders of record on July 7, 2025 and payable on July 14, 2025.

MANAGEMENT COMMENTARY

“Our first quarter results underscore the effectiveness of our operational discipline initiatives, culminating in gross margins of 26.7% and improved profitability—even amid softening consumer demand,” said Walt Glazer, Chairman of Escalade’s Board of Directors. “This 161-basis-point year-over-year increase in margin reflects an improvement in our cost structure.”

“Our performance continues to reflect our team’s dedication to executing against the priorities we’ve communicated—namely, operational excellence and disciplined execution,” continued Glazer. “Although consumer demand remained challenged due to heightened macroeconomic uncertainty, we achieved sales growth in our archery, outdoor games, darting, and safety categories.”

“During the quarter, we also maintained our disciplined approach to capital allocation, supported by $3.8 million in operating cash flow,” said Glazer. “We utilized this cash flow to repay $1.8 million in debt and return capital to shareholders through $2.1 million in dividends paid and $1.4 million in share repurchases.”

“Our strategic focus remains centered on operational excellence, prudent capital deployment, and product innovation,” said Armin Boehm, Escalade’s Chief Executive Officer and President. “We are especially focused on advancing product development across our categories. Through brand building, consumer connections, and innovation, we aim to grow our market share and position the company for above-market performance as consumer demand normalizes through the cycle.”

“Operationally, we are actively managing the evolving global trade environment,” Boehm added. “We began to see the early effects of new tariffs on shipments of imported goods late in the first quarter and are evaluating all available options to mitigate the effect of these additional tariffs and potential supply chain disruptions. We are committed to maintaining a lean cost structure while meeting customer needs.”

“We will continue to pursue a disciplined approach to capital allocation,” concluded Boehm. “Our focus remains on positioning the business for long-term shareholder value creation.”

CONFERENCE CALL

A conference call will be held Monday, May 5, 2025, at 11:00 a.m. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Escalade’s website at www.escaladeinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	1-866-652-5200
International Live:	1-412-317-6060

To listen to a replay of the teleconference, which subsequently will be available through May 19, 2025:

Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	10198716

USE OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”), this release contains the non-GAAP financial measure known as “EBITDA.” A reconciliation of this non-GAAP financial measure is contained at the end of this press release. EBITDA is a non-GAAP financial measure that Escalade uses to facilitate comparisons of operating performance across periods. Escalade believes the disclosure of EBITDA provides useful information to investors regarding its financial condition and results of operations. Non-GAAP measures should be viewed as a supplement to and not a substitute for the Company’s U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated. Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of the Company’s results as reported under U.S. GAAP and should be evaluated only on a supplementary basis.

ABOUT ESCALADE

Founded in 1922, and headquartered in Evansville, Indiana, Escalade designs, manufactures, and sells sporting goods, fitness, and indoor/outdoor recreation equipment.  Our mission is to connect family and friends creating lasting memories. Leaders in our respective categories, Escalade’s brands include Brunswick Billiards®; STIGA® table tennis; Accudart®; RAVE Sports® water recreation; Victory Tailgate® custom games; Onix® pickleball; Goalrilla™ basketball; Lifeline® fitness; Woodplay® playsets; and Bear® Archery. Escalade’s products are available online and at leading retailers nationwide. For more information about Escalade’s many brands, history, financials, and governance please visit www.escaladeinc.com.

INVESTOR RELATIONS CONTACT

Patrick Griffin

Vice President - Corporate Development & Investor Relations

812-467-1358

FORWARD-LOOKING STATEMENTS

This report contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. All statements, other than statements of historical fact, are forward-looking statements. These statements relate to our financial condition, results of operations, plans, objectives, future performance, capital actions or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. These risks include, but are not limited to: Escalade’s ability to achieve its business objectives; Escalade’s ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products; the continuation and development of key customer, supplier, licensing and other business relationships; Escalade’s plans and expectations surrounding the transition to its new Chief Executive Officer and all potential related effects and consequences; Escalade’s ability to develop and implement our own direct to consumer e-commerce distribution channel; the impact of competitive products and pricing; product demand and market acceptance; new product development; Escalade’s ability to successfully negotiate the shifting retail environment and changes in consumer buying habits; the financial health of our customers; disruptions or delays in our business operations, including without limitation disruptions or delays in our supply chain, arising from political unrest, war, labor strikes, natural disasters, public health crises such as the coronavirus pandemic, and other events and circumstances beyond our control; the evaluation and implementation of remediation efforts designed and implemented to enhance the Company’s control environment; the potential identification of one or more additional material weaknesses in the Company’s internal control of which the Company is not currently aware or that have not yet been detected; Escalade’s ability to control costs, including managing inventory levels; Escalade’s ability to successfully implement actions to lessen the potential impacts of tariffs and other trade restrictions applicable to our products and raw materials, including impacts on the costs of producing our goods, importing products and materials into our markets for sale, and on the pricing of our products; our international operations, including any related to political uncertainty and geopolitical tensions; general economic conditions, including inflationary pressures; fluctuation in operating results; changes in foreign currency exchange rates; changes in the securities markets; continued listing of the Company’s common stock on the NASDAQ Global Market; the Company’s inclusion or exclusion from certain market indices; Escalade’s ability to obtain financing, to maintain compliance with the terms of such financing and to manage debt levels; the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology; the potential impact of actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; risks related to data security of privacy breaches; the potential impact of regulatory claims, proceedings or investigations involving our products; and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
All Amounts in Thousands Except Per Share Data	March 31, 2025	March 31, 2024

Net sales	$55,479	$57,304

Costs and Expenses
Cost of products sold	40,689	42,950
Selling, administrative and general expenses	10,571	10,701
Amortization	567	593

Operating Income	3,652	3,060

Other Income (Expense)
Interest expense	(244)	(735)
Other income	31	3

Income Before Income Taxes	3,439	2,328

Provision for Income Taxes	820	553

Net Income	$2,619	$1,775

Earnings Per Share Data:
Basic earnings per share	$0.19	$0.13
Diluted earnings per share	$0.19	$0.13

Dividends declared	$0.15	$0.15

Consolidated Balance Sheets

(Unaudited)

All Amounts in Thousands Except Share Information	March 31, 2025	December 31, 2024	March 31, 2024
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,214	$4,194	$283
Receivables, less allowance of $617; $694; and $882; respectively	48,905	48,768	52,274
Inventories	77,001	76,025	95,991
Prepaid expenses	2,988	4,372	2,949
Prepaid income tax	--	465	--
TOTAL CURRENT ASSETS	131,108	133,824	151,497

Property, plant and equipment, net	22,090	22,221	23,420
Assets held for sale	--	--	2,480
Operating lease right-of-use assets	1,071	1,186	8,118
Intangible assets, net	25,270	25,838	28,047
Goodwill	42,326	42,326	42,326
Other assets	209	935	459
TOTAL ASSETS	$222,074	$226,330	$256,347

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$7,143	$7,143	$7,143
Trade accounts payable	14,304	11,858	15,981
Accrued liabilities	10,148	15,050	9,484
Income tax payable	335	--	441
Current operating lease liabilities	426	444	1,055
TOTAL CURRENT LIABILITIES	32,356	34,495	34,104

Other Liabilities:
Long‑term debt	16,667	18,452	46,383
Deferred income tax liability	3,302	3,302	3,125
Operating lease liabilities	687	787	7,628
Other liabilities	297	297	387
TOTAL LIABILITIES	53,309	57,333	91,627

Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued	--	--	--
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 13,756,393; 13,732,719; and 13,861,552; shares respectively	3,428	4,218	4,909
Retained earnings	165,337	164,779	159,811
TOTAL STOCKHOLDERS' EQUITY	168,765	168,997	164,720
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$222,074	$226,330	$256,347

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
All Amounts in Thousands	March 31, 2025	March 31, 2024

Operating Activities:
Net income	$2,619	$1,775
Depreciation and amortization	1,239	1,373
Allowance for credit losses	162	222
Stock-based compensation	467	429
Loss on disposal of assets	3	67
Common stock issued in lieu of bonus to officers	124	--
Changes in assets and liabilities	(823)	(3,859)
Net cash provided by operating activities	3,791	7

Investing Activities:
Purchase of property and equipment	(543)	(357)
Proceeds from sale of property and equipment	--	50
Net cash used in investing activities	(543)	(307)

Financing Activities:
Proceeds from issuance of long-term debt	4,806	36,798
Payments on long-term debt	(6,592)	(34,168)
Cash dividends paid	(2,061)	(2,063)
Purchase of stock	(1,381)	--
Net cash (used in) provided by financing activities	(5,228)	567
Net (decrease) increase in cash and cash equivalents	(1,980)	267
Cash and cash equivalents, beginning of period	4,194	16
Cash and cash equivalents, end of period	$2,214	$283

Supplemental Cash Flows Information
Interest paid	$217	$680
Income taxes paid, net	$20	$24

Reconciliation of GAAP Net Income to Non-GAAP EBITDA

(Unaudited)

	Three Months Ended
All Amounts in Thousands	March 31, 2025	March 31, 2024

Net Income (GAAP)	$2,619	$1,775

Interest expense	244	735
Income tax expense	820	553
Depreciation and amortization	1,239	1,373

EBITDA (Non-GAAP)	$4,922	$4,436